I CERTIFY THIS IS A COPY OF A DOCUMENT FILED ON FEB 05 2001 /s/ J.S. Powell JOHN S. POWELL REGISTRAR OF COMPANIES PROVINCE OF BRITISH COLUMBIA	FORM 9 (Section 348) Province of British Columbia __________ COMPANY ACT
15	__________	Certificate of Incorporation No. 500988

SPECIAL RESOLUTION

The following special Resolutions were passed by the under-mentioned Company on the date stated:

Name of Company: TIMPETE MINING CORPORATION

Date Resolution Passed: September 15, 2000

RESOLVED that:

(a) the name of the Company be changed from "Timpete Mining Corporation" to "Entrée Resources Inc.";

(b) the authorized capital of the Company be altered by subdividing all of the 6,204,000 fully paid issued common shares without par value into 24,816,000 fully paid issued common shares without par value, and by subdividing all of the 33,796,000 unissued common shares without par value into 135,184,000 unissued common shares without par value, each share being subdivided into four shares;

(c) the authorized capital of the Company be decreased from 160,000,000 common shares without par value to 100,000,000 common shares without par value by cancelling 60,000,000 unissued common shares without par value; and

(d) the Memorandum of the Company be altered to reflect the change of name, subdivision of the authorized share capital and decrease in the authorized capital of the Company, so that it shall be in the form set out in Schedule "A" to this Special Resolution; and further to authorize the Directors of the Company to abandon this application without further approval of the shareholders, if they deem such action necessary.

Certified a true copy the 5th day of February, 2001.

(Signature) /s/ James L. Harris
James L. Harris

(Relationship to Company) Solicitor

SCHEDULE "A"

ALTERED MEMORANDUM

(As altered by Special Resolution passed on September 15, 2000)

1. The name of the Company is "ENTRÉE RESOURCES INC."

2. The authorized capital of the Company consists of 100,000,000 common shares without par value.